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                                                                      EXHIBIT 10


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to Registration Statement No. 2-62329 of Merrill Lynch Bond Fund, Inc. on Form N-1A of our reports dated November 24, 2003, appearing in the September 30, 2003 Annual Reports of Core Bond Portfolio and Intermediate Term Portfolio, and High Income Portfolio of Merrill Lynch Bond Fund, Inc., in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.


/s/ Deloitte & Touche, LLP

Princeton, New Jersey
January 23, 2004